                                                                    EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACTS:   Bill Sobo, Senior Vice President, Chief Financial Officer
            Virginia Lacke, Investor Relations
            (617) 487-9904, ext. 4118



                 PAREXEL REPORTS INCREASED REVENUES AND EARNINGS
                                FOR MARCH QUARTER


Boston, MA, April 23, 1997 -- PAREXEL International Corporation (Nasdaq: PRXL) today reported strong financial results for its third fiscal quarter ended March 31, 1997.

Net revenue for the three months ended March 31, 1997 was $42.3 million, a record 88% increase over net revenue of $22.5 million for the quarter ended March 31, 1996. Existing operations generated 70% revenue growth, with the remainder attributable to businesses acquired during the last twelve months. Income from operations for the three months ended March 31, 1997 increased 111% to $3.7 million, or 8.7% of net revenue, compared to $1.7 million in the prior-year period. Net income for the quarter was $3.1 million, or $0.15 per share, versus $1.3 million, or $0.09 per share, last year. This represents a 140% increase in net income and a 67% increase in earnings per share between periods, with a 36% increase in average shares outstanding.

For the nine months ended March 31, 1997, net revenue grew 84% to $112.5 million from $61.1 million in the prior-year period. Net income for the nine months ended March 31, 1997 increased 145% to $7.3 million compared to $3.0 million in the prior year, resulting in earnings per share of $0.40 and $0.24, respectively.

"These outstanding results are indicative of our clients' confidence and interest in strategically outsourcing to PAREXEL substantial clinical development programs, as well as product launch services which draw upon our core clinical research competencies," remarked Josef H. von Rickenbach, Chief Executive Officer and Chairman of PAREXEL. "In my opinion, we can help tighten the integration of the research and marketing functions at our pharmaceutical clients, which should have a significant impact on accelerating time-to-market and optimizing the market penetration of their products. This quarter's performance also demonstrates PAREXEL's ability to aggressively grow revenues while effecting margin improvement, a testament to the dedication of PAREXEL's employees."


                                     -more-

As previously announced, PAREXEL completed two acquisitions during the third fiscal quarter which were treated as poolings of interests for financial accounting purposes: RESCON, Inc., a medical marketing firm in the Washington, D.C. area, and Sheffield Statistical Services, Ltd. ("S-Cubed"), a CRO in the United Kingdom specializing in biostatistical analysis.

PAREXEL is a leading contract research organization ("CRO") providing a broad range of knowledge-based outsourcing services to the worldwide pharmaceutical, biotechnology and medical device industries. Over the past fifteen years, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, regulatory and medical affairs consulting, medical writing, health economics, medical marketing, and other drug development consulting services. The Company's integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered in Boston, MA, PAREXEL has 18 offices in 10 countries.


This release may contain statements which may be "forward-looking" statements under federal law. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: risks associated with acquisitions; management of growth and the ability to attract and retain employees; the loss or delay of large contracts; the Company's dependence on certain industries and clients; government regulation of such industries and clients; and competition or consolidation within the industry. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1996.

PAREXEL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

                                                        Three months ended                 Nine months ended
                                                             March 31,                          March 31,
                                                     ------------------------          -------------------------
                                                       1997             1996             1997              1996
                                                     -------          -------          --------          -------

   Net revenue                                       $42,261          $22,507          $112,460          $61,096

   Costs and expenses:
       Direct costs                                   28,736           15,154            76,915           42,027
       Selling, general and administrative             8,558            5,001            22,859           13,079
       Depreciation and amortization                   1,311              616             3,199            1,649
                                                     -------          -------          --------          -------

   Income from operations                              3,656            1,736             9,487            4,341

   Other income, net                                   1,191              422             1,980              642
                                                     -------          -------          --------          -------

   Income before income taxes                        $ 4,847          $ 2,158          $ 11,467          $ 4,983
                                                     =======          =======          ========          =======

   Net income                                        $ 3,117          $ 1,297          $  7,326          $ 2,995
                                                     =======          =======          ========          =======

   Net income per share                              $  0.15          $  0.09          $   0.40          $  0.24

   Weighted average common and
   common equivalent shares outstanding               20,198           14,902            18,484           12,543


CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)

                                                      March 31,            June 30,
                                                        1997                 1996
                                                      ---------            --------
                                                     (Unaudited)

   Working capital                                    $109,452             $ 53,428
   Total assets                                        185,012              102,401
   Stockholders' equity                                130,738               61,212